CONTACT:
Kelly Taylor
Director, Investor Relations
(216) 676-2000
GrafTech Reports Second Quarter 2013 Results
PARMA, Ohio-July 30, 2013 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the second quarter ended June 30, 2013.
2013 Second Quarter Review

•	Net sales were $301 million, a decrease of 5 percent, versus $316 million in the second quarter of 2012.

◦	Industrial Materials revenue was $231 million, a decrease of 12 percent year-over-year.

◦	Engineered Solutions revenue was $70 million, an increase of 31 percent year-over-year.

•
EBITDA* was $40 million as compared to $67 million in the second quarter of 2012. The decline was largely driven by lower realized pricing in our Industrial Materials segment, partly offset by improved profitability in our Engineered Solutions segment.

•
Net income was $4 million or $0.03 per diluted share versus $42 million or $0.29 per diluted share in the same period of the prior year. The second quarter of 2012 included a $10 million non-cash benefit of discrete tax items. Excluding the non-cash tax benefit, second quarter 2012 net income was $32 million, or $0.22 per diluted share.

•	Net cash used in operating activities was $6 million versus $16 million in the second quarter of 2012.

•
Net debt* was $592 million as compared to $554 million at the end of 2012. The increase in net debt partially reflects higher inventories to support increased sales volumes in the second half of the year.

Craig Shular, Chief Executive Officer of GrafTech, commented, "Our team delivered second quarter results in line with expectations, in spite of a very challenging operating environment. Record sales in our Engineered Solutions segment and proactive cost management across the Company positively impacted these results. We expect overhead expense** to be approximately $135 million this year as compared to $155 million in 2012."

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* Non-GAAP financial measures. See attached reconciliations.
** Excluding pension mark-to-market adjustments.

Industrial Materials Segment
The Industrial Materials segment’s net sales were $231 million in the second quarter of 2013, as compared to $262 million in the second quarter of 2012. Net sales in the quarter decreased primarily as the result of lower graphite electrode and needle coke sales prices. Partially offsetting the impact of lower pricing was higher graphite electrode volume in the current quarter as compared to the same period in the prior year. It is important to note that the second quarter of 2012 reflected lower volumes due to the impact of customer inventory destocking initiatives.
Operating income for the Industrial Materials segment was $8 million in the second quarter of 2013, as compared to $42 million in the second quarter of 2012. The reduction in operating income is largely attributed to lower graphite electrode and needle coke pricing.
Mr. Shular commented, "The environment for our Industrial Materials products remains very difficult as steel production outside of China continues to decline year-over-year. This weakness is further exacerbated by overcapacity in the the graphite electrode industry. We will continue to leverage our low-cost business model to optimize our performance in this extremely challenging environment."
Engineered Solutions Segment
Net sales for the Engineered Solutions segment increased 31 percent to $70 million in the second quarter of 2013 compared to $53 million in the second quarter of 2012. Continued success and growth in our advanced consumer electronics product offerings drove the increase in revenue.
Operating income for the Engineered Solutions segment was $8 million in the second quarter of 2013, or twelve percent of sales. This compares to operating income of $5 million, or nine percent of sales in the same period in 2012. The increase is due to a more favorable product mix as we penetrate high-growth end markets with attractive margin profiles, offset in part by significant weakness in advanced graphite material products serving industrial sectors including transportation, chemical and metallurgical industries.
Mr. Shular commented, "Our Engineered Solutions segment achieved record sales of $70 million in the second quarter, representing nearly 25 percent of total Company revenue. Additionally, the segment delivered double-digit operating income margin performance, ramping from the first quarter of 2013, as the infrastructure investments to support growth are more effectively absorbed at a higher revenue level. As this business continues to gain traction, it is better positioned to provide a sustainable base for diversification in tough steel cycles."
Corporate
Total company overhead expenses were $33 million versus $38 million in the second quarter of 2012. The decline in overhead was largely driven by rightsizing initiatives, reductions in discretionary expenses and lower incentive compensation expense in a difficult operating environment.
Interest expense in the quarter was $9 million, versus $5 million in the second quarter of 2012. The increase was largely driven by the issuance of the Senior Unsecured Notes in November 2012.
Outlook
In its July 9th report , the International Monetary Fund (IMF) reduced its estimate for 2013 global GDP growth to 3.1 percent, representing the third consecutive downward revision this year. The IMF also states that global growth has not accelerated as expected and has underperformed relative to its prior expectations due to several factors including protracted recessionary conditions in Europe, weaker than anticipated economic expansion in the United States and slower growth in emerging markets.
On July 22, 2013, the World Steel Association cited that global steel production, excluding China, declined 2.7 percent in the first half of 2013 as compared to the same period in the prior year. Expectations for improvement in the second half of 2013 are waning and steel customer confidence remains low.
As a result of the above economic factors, steel data and feedback from our customers, we are reducing our targeted EBITDA range for the full year 2013 to $145 million to $165 million to reflect weaker than previously anticipated demand for our Industrial Materials products. Consequently, we are also reducing our targeted operating cash flow guidance to $110 million to $130 million to reflect the reduction in profitability and higher than previously planned inventory levels.
It is important to note that 2013 marks the final year of a third party wind-down agreement triggered by the acquisition of Seadrift Coke in which GrafTech is obliged to purchase minimum third party needle coke quantities. Going forward, this will provide us with increased flexibility to further optimize our vertical integration with Seadrift and reduce inventories. Given the challenging operating environment, we are also reducing our targeted overhead expense** to approximately $135 million. This compares to overhead expense** of $155 million in 2012.
In the third quarter of 2013, we are targeting EBITDA to be in the range of $30 million to $40 million. Continued growth and improved profitability in the Engineered Solutions segment is expected to partially offset weakness in the Industrial Materials segment.
Mr. Shular concluded, "We have built an advantaged, low-cost business model supported by a solid capital structure. GrafTech is well positioned to emerge from this difficult part of the cycle stronger than we entered it."
In summary, our expectations for 2013 are as follows:

•	EBITDA targeted in the range of $145 million to $165 million (previous guidance was $165 million to $195 million);

•	Overhead expense (selling and administrative, and research and development expenses) of approximately $135 million (previous guidance was $140 million);

•	Interest expense of approximately $37 million (previous guidance was $35 million to $40 million);

•	Capital expenditures in the range of $90 million to $110 million;

•	Depreciation and amortization expense of approximately $95 million (previous guidance was $90 million to $95 million);

•	An effective tax rate in the range of 35 percent to 40 percent (previous guidance was 33 percent to 36 percent); and

•	Cash flow from operations in the range of $110 million to $130 million (previous guidance was $150 million to $180 million).

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.graftech.com. This includes its quarterly report on Form 10-Q for the period reported. The information in our website is not part of this release or any other report we file or furnish to the SEC. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy and latest generation electronics. GrafTech operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs approximately 3,000 people. For more information, call 216-676-2000 or visit www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for the third quarter and full year 2013; expected future or targeted operation and financial performance; growth prospects and rates; the markets we serve; our profitability, cash flow, and liquidity; future sales, costs, cost management, working capital, inventory management, revenues, and business opportunities and positioning; strategic plans; stock repurchase plans; supply chain management; the impact of cost competitiveness and liquidity initiatives; changes in production capacity, operating rates or efficiency in our operations or our competitors' or customers' operations; capital expenditures; future prices and demand for our products and changes therein; product quality; diversification, new products, and product improvements and their impact on our business, the impact of acquired businesses and backward integration; investments and acquisitions that we may make in the future; the integration of acquisitions into our operations; financing (including factoring and supply chain financing) activities; liquidity and debt levels; our customers' operations, production levels and demand for their products; our position in markets we serve; regional and global economic and industry market conditions and changes therein, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; the impact of accounting changes; depreciation and amortization expenses and currency exchange and interest rates and expenses.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our announced 2013 second quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve earnings or other estimates; the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements having a material impact on results of operations or financial positions; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; delays or changes in or non-consummation of investments or acquisitions that we may make in the future; failure to successfully integrate into our business any completed investments and acquisitions or to successfully realize upon completed investments; failure to achieve expected synergies or the performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or changes in steel and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers' businesses; declines in demand; intensified competition and price or margin decreases, including growth by producers in developing countries; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over U.S. fiscal policy or the continuation of the European debt crisis; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	As of December 31, 2012	As of June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$17,317	$10,986
Accounts and notes receivable, net of allowance for doubtful accounts of $7,573 as of December 31, 2012 and $6,860 as of June 30, 2013	236,429	206,661
Inventories	513,065	540,773
Prepaid expenses and other current assets	56,190	73,271
Total current assets	823,001	831,691
Property, plant and equipment	1,532,359	1,548,088
Less: accumulated depreciation	698,452	711,412
Net property, plant and equipment	833,907	836,676
Deferred income taxes	6,157	6,112
Goodwill	498,261	497,162
Other assets	136,589	124,577
Total assets	$2,297,915	$2,296,218
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$128,120	$111,379
Short-term debt	8,426	2,777
Accrued income and other taxes	30,923	28,047
Supply chain financing liability	26,962	18,594
Other accrued liabilities	50,953	50,301
Total current liabilities	245,384	211,098

Long-term debt	535,709	581,723
Other long-term obligations	125,005	117,432
Deferred income taxes	41,966	38,904

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 150,869,227 shares issued as of December 31, 2012 and 151,556,133 shares issued as of June 30, 2013	1,509	1,515
Additional paid-in capital	1,812,592	1,818,833
Accumulated other comprehensive loss	(280,678)	(297,603)
Retained earnings	66,884	75,476
Less: cost of common stock held in treasury, 16,418,710 shares as of December 31, 2012 and 16,508,309 shares as of June 30, 2013	(249,487)	(250,196)
Less: common stock held in employee benefit and compensation trusts, 76,095 shares as of December 31, 2012 and 78,943 shares as of June 30, 2013	(969)	(964)
Total stockholders’ equity	1,349,851	1,347,061
Total liabilities and stockholders’ equity	$2,297,915	$2,296,218

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
CONSOLIDATED STATEMENTS OF INCOME
Net sales	$315,611	$301,361	$556,549	$555,088
Cost of sales	231,234	252,440	405,241	457,617
Gross profit	84,377	48,921	151,308	97,471
Research and development	2,942	2,787	7,141	5,880
Selling and administrative expenses	34,858	30,161	73,583	59,874
Operating income	46,577	15,973	70,584	31,717

Other expense (income), net	394	975	(3,029)	1,525
Interest expense	5,132	8,947	9,894	17,955
Interest income	(64)	(49)	(145)	(113)
Income before provision for income taxes	41,115	6,100	63,864	12,350

(Benefit) provision for income taxes	(732)	1,718	4,488	3,758
Net income	$41,847	$4,382	$59,376	$8,592

Basic income per common share:
Net income per share	$0.30	$0.03	$0.42	$0.06
Weighted average common shares outstanding	141,399	134,854	142,717	134,816

Diluted income per common share:
Net income per share	$0.29	$0.03	$0.41	$0.06
Weighted average common shares outstanding	142,054	135,056	143,382	134,988

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2013	2012	2013

Cash flow from operating activities:
Net income	$41,847	$4,382	$59,376	$8,592
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	20,276	24,492	36,363	44,868
Deferred income tax provision	3,943	1,937	3,725	277
Post-retirement and pension plan changes	1,888	1,101	2,684	2,242
Currency impact	(2,800)	199	(2,939)	222
Stock-based compensation	2,825	1,379	6,363	3,745
Interest expense	3,097	3,486	6,072	6,919
Insurance recoveries	—	—	4,007	—
Other charges, net	(4,196)	936	(10,643)	1,198
Increase in working capital*	(80,543)	(42,082)	(127,653)	(51,016)
Increase in long-term assets and liabilities	(2,430)	(2,183)	(8,822)	(5,401)
Net cash (used in) provided by operating activities	(16,093)	(6,353)	(31,467)	11,646
Cash flow from investing activities:
Capital expenditures	(30,152)	(25,362)	(61,576)	(38,518)
Proceeds from derivative instruments	3,298	(709)	6,921	1,472
Other	—	284	53	284
Net cash used in investing activities	(26,854)	(25,787)	(54,602)	(36,762)
Cash flow from financing activities:
Short-term debt reductions, net	(2,886)	675	(5,898)	(5,649)
Revolving Facility borrowings	173,000	45,000	273,000	111,000
Revolving Facility reductions	(48,000)	(18,000)	(95,000)	(70,500)
Principal payments on long-term debt	(42)	(41)	(139)	(140)
Supply chain financing	452	5,935	(4,810)	(8,369)
Proceeds from exercise of stock options	—	43	92	175
Purchase of treasury shares	(83,971)	(528)	(85,156)	(709)
Other	(564)	(793)	(691)	(6,440)
Net cash provided by financing activities	37,989	32,291	81,398	19,368
Net decrease in cash and cash equivalents	(4,958)	151	(4,671)	(5,748)
Effect of exchange rate changes on cash and cash equivalents	(722)	(469)	(621)	(583)
Cash and cash equivalents at beginning of period	12,817	11,304	12,429	17,317
Cash and cash equivalents at end of period	$7,137	$10,986	$7,137	$10,986

* Net change in working capital due to the following components:
Change in current assets:
Accounts and notes receivable, net	$(29,997)	$(19,691)	$37,090	$28,076
Inventories	(4,178)	(9,595)	(104,852)	(33,384)
Prepaid expenses and other current assets	(7,816)	(15,176)	(6,509)	(16,362)
Decrease in accounts payable and accruals	(38,632)	6,855	(53,242)	(29,741)
(Decrease) increase in interest payable	80	(4,475)	(140)	395
Increase in working capital	$(80,543)	$(42,082)	$(127,653)	$(51,016)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2013	2012	2013
Net sales:
Industrial Materials	$262,285	$231,339	$455,281	$440,116
Engineered Solutions	53,326	70,022	101,268	114,972
Total net sales	$315,611	$301,361	$556,549	$555,088

Segment operating income:
Industrial Materials	41,877	7,530	66,802	23,608
Engineered Solutions	4,700	8,443	3,782	8,109
Total segment operating income	$46,577	$15,973	$70,584	$31,717

Operating income margin:
Industrial Materials	16.0%	3.3%	14.7%	5.4%
Engineered Solutions	8.8%	12.1%	3.7%	7.1%
Total operating income margin	14.8%	5.3%	12.7%	5.7%

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

EBITDA Reconciliation
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Third Quarter Target	Full Year Target
	2012	2013	2012	2013	2013	2013

EBITDA	$66,853	$40,465	$106,947	$76,585	$30,000 - $40,000	$145,000 - $165,000
Adjustments
Depreciation and amortization	(20,276)	(24,492)	(36,363)	(44,868)	(24,000)	(95,000)
Interest income	64	49	145	113	—	—
Interest expense	(5,132)	(8,947)	(9,894)	(17,955)	(9,000)	(37,000)
Other (income) expense, net	(394)	(975)	3,029	(1,525)	—	—
Income taxes	732	(1,718)	(4,488)	(3,758)	1,000 - (3,000)	(5,000) - (12,000)
Net income	$41,847	$4,382	$59,376	$8,592	($2,000) - $4,000	$8,000 - $21,000

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that EBITDA measures are generally accepted as providing useful information regarding a Company’s ability to incur and service debt. GrafTech also believes that EBITDA measures provide useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA measures under its senior secured revolving credit facility.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation
	As of December 31, 2012	As of June 30, 2013

Long-term debt	$535,709	$581,723
Short-term debt	8,426	2,777
Supply chain financing	26,962	18,594
Total debt	571,097	603,094
Less:
Cash and cash equivalents	17,317	10,986
Net Debt	$553,780	$592,108

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a Company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.